Exhibit 4.7

This SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of March 26, 2018, among SEASPAN CORPORATION, a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), each of the subsidiaries listed on the signature pages hereto as “Guarantors” (collectively, the “Guarantors”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of October 10, 2017 (the “Base Indenture”), between the Company and the Trustee, as amended and supplemented by a second supplemental indenture, dated as of February 14, 2018 (the “Second Supplemental Indenture”), among the Company, certain of the Guarantors and the Trustee, providing for the issuance of 5.50% Senior Notes due 2025 (the “2025 Notes”), as further amended and supplemented by a third supplemental indenture, dated as of February 22, 2018 (the “Third Supplemental Indenture”), among the Company, certain of the Guarantors and the Trustee, a fourth supplemental indenture, dated as of March 22, 2018 (the “Fourth Supplemental Indenture”), among the Company, certain of the Guarantors and the Trustee, and a fifth supplemental indenture, dated as of the date hereof (the “Fifth Supplemental Indenture”), among the Company, the Guarantors and the Trustee;

WHEREAS, Section 7.01 of the Second Supplemental Indenture provides, among other things, that the Company, each Guarantor and the Trustee may, without the consent of any Holder of the 2025 Notes, enter into indentures supplemental to the Base Indenture to secure the 2025 Notes;

WHEREAS, pursuant to clause (7) of the second sentence of Section 7.01 of the Second Supplemental Indenture and clause (ii) of Section 4.01 of the Fourth Supplemental Indenture, the Company, each Guarantor and the Trustee are authorized to execute and deliver this Sixth Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder of the 2025 Notes; and

WHEREAS, all actions required to be taken by the Company and each of the Guarantors under the Indenture to make this Sixth Supplemental Indenture a valid, binding and legal agreement of the Company and each of the Guarantors, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) The Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and this Sixth Supplemental Indenture is collectively referred to as the “Indenture.”

(b) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

“Collateral” means 100% of the LLC Interests of GCI, directly held and owned by Seaspan Investment, as the sole member, and all proceeds and products of the foregoing, all books and records at any time evidencing or relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, the foregoing, and any and all proceeds of any indemnity, warranty or guaranty payable to Seaspan Investment from time to time with respect to the foregoing.

“GCI” means Greater China Intermodal Investments LLC, a limited liability company duly organized and existing under the laws of the Republic of The Marshall Islands.

“LLC Interests” means the limited liability company interests of GCI.

“Seaspan Investment Pledge Agreement” means that certain pledge agreement, dated as of [•], 2018, between Seaspan Investment and the Trustee, as the same may from time to time be amended.

“Seaspan Investment” means Seaspan Investment I Ltd., a corporation duly organized and existing under the laws of the Republic of The Marshall Islands.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 2.01. Application of this Sixth Supplemental Indenture. Notwithstanding any other provision of this Sixth Supplemental Indenture, the provisions of this Sixth Supplemental Indenture are expressly and solely for the benefit of the Trustee and the Holders of the 2025 Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the 2025 Notes.

ARTICLE III

COLLATERAL

Section 3.01. Collateral. Seaspan Investment hereby represents and warrants that as of the date of this Sixth Supplemental Indenture, the only outstanding LLC Interests are the LLC Interests directly held by Seaspan Investment. Seaspan Investment shall not permit GCI to issue any additional LLC Interests unless such additional LLC Interests are issued to Seaspan Investment, the Company or any Subsidiary of the Company and a lien on and security interest in all of the right, title and interest of Seaspan Investment, the Company or such Subsidiary of the Company, as applicable, over such additional LLC Interests is pledged, assigned and granted to the Trustee for the ratable benefit of the Trustee and the Holders of the 2025 Notes.

ARTICLE IV

EVENTS OF DEFAULT

Section 4.01. Additional Events of Default. In addition to the Events of Default in Article 5 of the Base Indenture, as amended and supplemented by Article VI of the Second Supplemental Indenture and Article IV of the Third Supplemental Indenture, solely for the purposes of the 2025 Notes (and not in relation to any other series of Securities), the following shall be an Event of Default with respect to the 2025 Notes:

(a) the Seaspan Investment Pledge Agreement or any security interest or lien purported to be created by the Seaspan Investment Pledge Agreement ceases for any reason to be enforceable or Seaspan Investment, or any Person acting on behalf of Seaspan Investment, denies or disaffirms, in writing, any obligation of Seaspan Investment set forth in or arising under the Seaspan Investment Pledge Agreement.

ARTICLE V

AMENDMENTS TO THE SEASPAN INVESTMENT PLEDGE AGREEMENT

Section 5.01. Amendments, Supplements and Waivers to the Seaspan Investment Pledge Agreement. With the consent of the Holders of each 2025 Note, including consents obtained in connection with a tender offer or exchange offer, by Act of said Holders of the 2025 Notes delivered to the Company and the Trustee, the Company (when authorized by or pursuant to a Company’s Board Resolution) and the Trustee (upon Company Order) may or may cause Seaspan Investment to enter into an amendment, supplement or waiver to the Seaspan Investment Pledge Agreement or the provisions in the Indenture dealing with the Collateral or the Seaspan Investment Pledge Agreement, as applicable.

Section 5.02. Execution of Amendments, Supplements and Waivers. As a condition to executing any supplement, amendment or waiver permitted by this Article V, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of such supplemental indenture, amendment or waiver is authorized or permitted by the Indenture and that all conditions precedent to the execution of such supplement, amendment or waiver have been fulfilled. The Trustee may, but shall not be obligated to, enter into any such supplement, amendment or waiver which affects the Trustee’s own rights, duties or immunities under the Indenture, the Seaspan Investment Pledge Agreement or otherwise.

ARTICLE VI

SEASPAN INVESTMENT PLEDGE AGREEMENT AND COLLATERAL

Section 6.01. Seaspan Investment Pledge Agreement Authorization. The Holders of the 2025 Notes hereby authorize and direct the Trustee to execute and deliver the Seaspan Investment Pledge Agreement and to take such actions on its behalf under the provisions of the Seaspan Investment Pledge Agreement and to exercise such powers and perform such duties as are delegated to the Trustee by the terms of the Seaspan Investment Pledge Agreement, together with such actions and powers as are reasonably incidental thereto.

Section 6.02. Extension of Rights and Protections. All rights and protections of the Trustee set forth in the Indenture, including without limitation its right to indemnification and reimbursement, shall extend to the Trustee in connection with its actions or omissions under the Seaspan Investment Pledge Agreement.

Section 6.03. Additional Rights of the Trustee. In addition to the rights and protections of the Trustee under the Indenture, the Trustee shall have the following additional rights and protections under this Sixth Supplemental Indenture and the Seaspan Investment Pledge Agreement:

(a) the Trustee shall not be responsible for, nor incur any liability with respect to, (i) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interest in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under this Sixth Supplemental Indenture or the Seaspan Investment Pledge Agreement, or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust or such other documents or instruments related to the Collateral, (ii) the validity, sufficiency or condition of the Collateral or any agreement or assignment related thereto, (iii) the validity of the title of Speaspan Investment to the Collateral, (iv) insuring the Collateral or (v) the payment of taxes, charges or assessments upon the Collateral;

(b) the Trustee shall have no duty to the Holders of the 2025 Notes as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the Trustee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties;

(c) the Trustee shall be under no obligation independently to request or examine insurance coverage with respect to any Collateral; and

(d) the Trustee shall be under no obligation or duty to take any action under the Indenture or the Seaspan Investment Pledge Agreement if taking such action would subject the Trustee to a tax in any jurisdiction where it is not then subject to a tax or would require the Trustee to qualify to do business in any jurisdiction where it is not then so qualified.

Section 6.04. Release of Collateral.

(a) Each of the Holders of the 2025 Notes irrevocably authorizes the Trustee to release any lien on the Collateral and/or to terminate the Seaspan Investment Pledge Agreement (i) upon the satisfaction and discharge of the Indenture Obligations or (ii) if consented to by the Holders of each Outstanding 2025 Note.

(b) In no event shall the Trustee be obligated to execute or deliver any document evidencing any release or re-conveyance of Collateral without receipt of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture and the Seaspan Investment Pledge Agreement relating to such release or re-conveyance have been complied with and that such release or re-conveyance of the Collateral is authorized or permitted by the terms of the Indenture and the Seaspan Investment Pledge Agreement.

(c) The Trustee hereby acknowledges that, in accordance with Section 5.09 of the Fourth Supplemental Indenture, (i) concurrently with the execution of this Sixth Supplemental Indenture, it has received an Officer’s Certificate from the Company certifying that Seaspan Investment has provided both the Guarantee and pledge pursuant to Section 4.01 of the Fourth Supplemental Indenture, and (ii) based upon its receipt of the Officer’s Certificate referenced in clause (i) above, (1) the stock pledge over the shares of Seaspan Investment and the Pledge Agreement is hereby terminated and (2) all such shares are hereby released from the lien created thereunder.

(d) The Trustee agrees to promptly return to the Company any and all share certificate(s) that evidence all such shares of Seaspan Investment that were previously pledged under the Pledge Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Ratification of Indenture. This Sixth Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and as further supplemented and modified hereby, the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture are in all respects ratified and confirmed, and the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and this Sixth Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 7.02. Trust Indenture Act Controls. If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Sixth Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 7.03. Notices. All notices and other communications shall be given as provided in the Indenture.

Section 7.04. Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN THE STATE OF NEW YORK.

Section 7.05. Successors. All covenants and agreements in this Sixth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7.06. Counterparts. This Sixth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Counterparts may be executed either in original, facsimile or electronic (i.e., “pdf” or “tif”) form and the parties hereto adopt any signatures received by facsimile or electronic (i.e., “pdf” or “tif”) transmission as the original signature of such party.

Section 7.07. Headings. The Article and Section headings of this Sixth Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 7.08. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture, except that the Trustee represents that it is duly authorized under its corporate bylaws to execute and deliver this Sixth Supplemental Indenture and perform its obligations hereunder.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Sixth Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name: Bing Chen
Title: President and Chief Executive Officer

Signature page to Sixth Supplemental Indenture

GUARANTORS:

Seaspan Holding 140 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan 140 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan (Asia) Corporation

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Containership 2180 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Containership 2181 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Holdco I Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Holdco II Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Signature page to Sixth Supplemental Indenture

Seaspan Holdco III Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Holdco IV Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Investment I Ltd.

By:	/s/ Mark Chu
Name: [Mark Chu
Title: Secretary]

Seaspan Ship Management Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Crew Management Ltd.

By:	/s/ Peter Curtis
Name: Peter Curtis
Title: Director

Seaspan Crew Management India Private Ltd.

By:	/s/ Peter Curtis
Name: Peter Curtis
Title: Director

Seaspan Management Services Limited

By:	/s/ Peter Curtis
Name: Peter Curtis
Title: Vice President

Seaspan Advisory Services Ltd.

By:	/s/ Peter Curtis
Name: Peter Curtis
Title: Vice President

Signature page to Sixth Supplemental Indenture

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teresa Wyszomierski
Name: Teresa Wyszomierski
Title: Vice President

Signature page to Sixth Supplemental Indenture